UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

AMENDMENT NO. 1

TO

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AGAPE ATP CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on January 9, 2026 regarding the Annual Meeting of the Stockholders (the “Annual Meeting”) of Agape ATP Corporation, a Nevada corporation (the “Company”), which will be held at 10:00 p.m., Malaysia Time (10:00 a.m., Eastern Time) on January 30, 2026.

From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement for instructions on how to do so.

AMENDMENT TO PROXY STATEMENT

The purpose of this Amendment is to amend certain paragraphs in the definitive proxy statement on Schedule 14A filed by Agape ATP Corporation.

What are Abstentions and Broker Non-Votes?

The section “What are Abstentions and Broker Non-Votes” appears on page 4. The section is amended and restated to read in its entirety as follows:

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a Stockholder who is present at the Annual Meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. If you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

The question of whether your broker or nominee may be permitted to exercise voting discretion with respect to a particular matter depends on whether the particular proposal is deemed to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of Stockholder, such as mergers, Stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory Stockholder votes on executive compensation and on the frequency of Stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” on any “non-routine” matter and therefore will not be counted as having been voted on the applicable proposal. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals in this proxy statement, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Abstentions and broker non-votes are not counted as votes cast on an item and therefore will not affect the outcome of any proposal presented in this proxy statement. Abstention and broker non-votes, if any, will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

PROPOSAL 5. TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 30,000,000,000. (ITEM 5 ON THE PROXY CARD).

The paragraph “Required Vote and Recommendation” appears on page 15 under the section: PROPOSAL 5. TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 30,000,000,000. (ITEM 5 ON THE PROXY CARD). The paragraph of such section is amended and restated to read in its entirety as follows:

The affirmative “FOR” vote of holders of a majority of the voting shares of the Company is required to approve this proposal. Abstentions and broker non-votes, if any, will count as “NO” votes for this proposal.

PROPOSAL 6. TO CONDUCT ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. (ITEM 6 ON THE PROXY CARD)

The paragraph “Required Vote of Stockholders” appears on page 16 under the section: PROPOSAL 6. TO CONDUCT ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. (ITEM 6 ON THE PROXY CARD). The paragraph of such section is amended and restated to read in its entirety as follows:

The approval of Proposal 6 requires that holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon vote “FOR” Proposal 6. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Because Proposal 6 is considered a “routine” matter under applicable stock exchange rules, we do not expect to receive any broker non-votes on this proposal.